Exhibit 3.3.12

PATRIOT SCIENTIFIC CORPORATION

VOTING AGREEMENT

TABLE OF CONTENTS

Page

1. Vote to Increase Authorized Common Stock.	1
2. Vote for Reverse Stock Split.	2
3. Remedies.	2
3.1 Covenants of the Company.	2
3.2 Irrevocable Proxy and Power of Attorney.	2
3.3 Specific Enforcement.	3
3.4 Remedies Cumulative.	3
4. Term.	3
5. Miscellaneous.	3
5.1 Additional Parties. .	3
5.2 Transfers.	3
5.3 Successors and Assigns.	4
5.4 Governing Law.	4
5.5 Counterparts.	4
5.6 Titles and Subtitles.	4
5.7 Notices.	4
5.8 Consent Required to Amend, Modify, Terminate or Waive.	5
5.9 Delays or Omissions.	5
5.10 Severability.	6
5.11 Entire Agreement.	6
5.12 Share Certificate Legend.	6
5.13 Stock Splits, Stock Dividends, Etc.	6
5.14 Manner of Voting.	6
5.15 Further Assurances.	6
5.16 WAIVER OF JURY TRIAL..	7
5.17 Dispute Resolution	7
5.18 Aggregation of Stock. .	7

Schedule A	Investor

Schedule B	Series A Holders

Exhibit A	Adoption Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of the 19th day of August, 2020, between:

(a)        PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation (the “Company”),

(b)        the investor listed on Schedule A hereto, referred to in this Agreement as the “Investor” (together with any subsequent holders of Series B Preferred Stock (as defined below) and transferees who become parties hereto as “Series B Holders” pursuant to Section 7.1(a) or Section 7.2, the “Series B Holders”), and

(c)       each holder of the Company’s Series A Preferred Stock, $0.0001 par value per share and any additional series of Series A Preferred Stock of the Company hereafter authorized (together, “Series A Preferred Stock”) listed on Schedule B (together with any subsequent holders of Series A Preferred Stock and transferees who become parties hereto as “Series A Holders” pursuant to Section 7.1(a) or Section 7.2, the “Series A Holders”).

Background

1.       Upon the consummation of the transactions set forth in that certain Stock Purchase Agreement (the “SPA”), dated as of even date herewith, among the Company, PTSC Sub One, Inc., Mosaic ImmunoEngineering, Inc. (“Mosaic”), certain shareholders of Mosaic set forth therein, (the “Sellers”), and Steve King (as the “Sellers’ Representative”), the Investor, as one of the Sellers, shall receive shares of the Company’s Series A Series A Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”).

2.       Each of the Series A Preferred Stock and Series B Preferred Stock convert into shares of the common stock, $0.0001 par value per share, of the Company (the “Common Stock”)

3.       In connection with the SPA, the Series A Holders, who as of the date hereof and after giving effect to the transactions contemplated by the SPA shall hold a majority of the voting securities of the Company, and the Investor have agreed to take certain actions in connection with their voting rights.

NOW, THEREFORE, the Company, the Series A Holders, and the Investor agree as follows:

1.                  Vote to Increase Authorized Common Stock.

1.1              For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the Series A Holders and Series B Holders (collectively, the “Preferred Stock Holders”), as applicable, are entitled to vote, including, without limitation, all shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock, by whatever name called, now owned or subsequently acquired by a Preferred Stock Holder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, conversion, similar events or otherwise.

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1.2              Each Preferred Stock Holder agrees to vote or cause to be voted all Shares owned by such Preferred Stock Holder, or over which such Preferred Stock Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Series A Preferred Stock and Series B Preferred Stock, in each case outstanding at any given time.

2.                  Vote for Reverse Stock Split. Each Preferred Stock Holder agrees to vote or cause to be voted all Shares owned by such Preferred Stock Holder, or over which such Preferred Stock Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to vote for a reverse stock split of the Common Stock, at such time and in such ratio as may be determined by the board of directors of the Company. Notwithstanding the foregoing, in no case shall the Preferred Stock Holders vote or cause to be voted all Shares in favor of a reverse stock split if the result of such reverse stock split would cause insufficient shares of Common Stock to be available for conversion of all of the shares of Series A Preferred Stock and Series B Preferred Stock, in each case, then outstanding.

3.                  Remedies.

3.1              Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement and to call and have a special meeting of the stockholders of the Company to give effect to the purposes of this Agreement, including, without limitation the provisions of Section 1 and Section 2 of this Agreement. The Company shall use its best efforts to call such special meeting to be held within ninety (90) days after the date of this Agreement.

3.2              Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the Series A Preferred Holders and the Company, as applicable, and hereby grants a power of attorney to the Chief Executive Officer of the Company, and a to a duly authorized representatives of Case Western Reserve University (solely as to Section 1 hereof), with full power of substitution, with respect to the matters set forth herein, including, without limitation, votes to increase authorized shares pursuant to Section 1 and votes regarding any reverse stock split pursuant to Section 2, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the increase of authorized shares or approval of any reverse split of the Company pursuant to and in accordance with the terms and provisions of Section 1 and Section 2, respectively, or to take any action necessary to effect Section 1 and Section 2, respectively. Each of the proxy and power of attorney granted pursuant to this Section 3.2 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

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3.3              Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Company and each of the Preferred Stock Holders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.4              Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.                  Term. This Agreement shall be effective as of the date hereof and shall continue in effect until terminated in accordance with Section 5.8. In addition, this Agreement shall terminate as to a particular Preferred Stock Holder when that Preferred Stock Holder no longer owns any Shares.

5.                  Miscellaneous.

5.1              Additional Parties. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series A Preferred Stock after the date hereof, as a condition to the issuance of such shares, the Company shall require that any purchaser become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Series A Holder hereunder. In either event, each such person shall thereafter be deemed a Series A Holder for all purposes under this Agreement.

5.2              Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Series A Holder. The Company shall not permit the transfer of the shares of Series A Preferred or of Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 5.2. Each certificate, instrument or book entry representing such shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 5.12.

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5.3              Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither the Company nor and Series A Preferred Holder shall be entitled to assign its rights under this Agreement.

5.4              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.5              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail by scanned pdf counterparts of signature pages, or other such electronic means and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.6              Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.7              Notices.

(a)               All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to Duane Morris LLP, One Riverfront Plaza, 1037 Raymond Blvd., Suite 1800, Newark, NJ 07102 Attn: Dean M. Colucci and if notice is given to Stockholders, a copy shall also be given to Benesch, Friedlander, Coplan & Aronoff LLP, 200 Public Square, Cleveland, OH 44114 Attn: Ira C. Kaplan.

(b)               Each Series A Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at such Investor’s electronic mail address or the facsimile number set forth on Schedule B hereto or such Series A Holder’s signature page hereto, as the case may be, or as subsequently modified by written notice given in accordance with this Section 5.7. Each Series A Holder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

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5.8              Consent Required to Amend, Modify, Terminate or Waive. This Agreement may be amended, modified or terminated (other than pursuant to Section 5) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (x) the Company, (y) the Series B Holders holding at least a majority of the outstanding shares of Series B Preferred Stock, and (z) the Investor. Notwithstanding the foregoing:

(a)               Schedule B hereto may be amended by the Company from time to time to add information regarding Series A Holders without the consent of the other parties hereto;

(b)               any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

Any amendment, modification, termination or waiver effected in accordance with this Section 5.8 and this Agreement shall be binding on each party and all of such party’s successors and permitted assigns. . For purposes of this Section 5.8, the requirement of a written instrument may be satisfied, as to the Series A Holders, in the form of an action by written consent of the Series A Holders circulated by the Company and executed by the Series A Holder parties specified, so long as such action by written consent makes reasonably explicit reference to the terms of this Agreement to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.9              Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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5.10          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11          Entire Agreement. This Agreement (including the Exhibits hereto), and and the other Transaction Agreements (as defined in the SPA) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.12          Share Certificate Legend. Each certificate, instrument or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 5.12, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section  5.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.13          Stock Splits, Stock Dividends, Etc. In the event of any issuance of Shares of the voting securities of the Company hereafter to any of the Series A or Series B Holders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 5.12.

5.14          Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

5.15          Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

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5.16           WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 5.16 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5.17           Dispute Resolution The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.18          Aggregation of Stock. All Shares held or acquired by a Preferred Stock Holder and/or its affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

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IN WITNESS WHEREOF, the parties have executed this VOTING AGREEMENT as of the date first written above.

PATRIOT SCIENTIFIC CORPORATION

By:	/s/ Carlton Johnson
Name:	Carlton Johnson
Title:	Interim President

INVESTOR: CASE WESTERN RESERVE UNIVERSITY

By:	/s/ Michael Haag
Name:	Michael Haag
Title:	Executive Director, Technology Management

By:	/s/ Michael Lee
Name:	Michael Lee
Title:	Treasurer

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IN WITNESS WHEREOF, the Series A Holders have executed this VOTING AGREEMENT as of the date first written above.

Individuals Sign Below:

/s/ Steven King

Signature

Steven King

Name

/s/ Paul Lytle

Signature

Paul Lytle

Name

/s/ Nicole Steinmetz

Signature

Nicole Steinmetz

Name

/s/ Jonathan Pokorski

Signature

Jonathan Pokorski

Name

/s/ Steven Fiering

Signature

Steven Fiering

Name

s/ Robert Garnick

Signature

Robert Garnick

Name

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SCHEDULE A

INVESTOR

Case Western Reserve University

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SCHEDULE B

SERIES A HOLDERS

Steven	King
Paul	Lytle
Nicole	Franziska Steinmetz
Jonathan	Kyle Pokorski
Steven	Fiering
Robert	Garnick

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EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on _________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain VOTING AGREEMENT dated as of ___, 2020 (the “Agreement”), by and among the Company and certain of its stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1       Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”)[ or options, warrants, or other rights to purchase such Stock (the “Options”)], for one of the following reasons (Check the correct box):

☐	As a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Series A Holder” for all purposes of the Agreement.
☐	As a transferee of Shares from a party in such party’s capacity as a “Common Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Common Holder” and a “Series A Holder” for all purposes of the Agreement.
☐	As a new Investor in accordance with Section 7.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Series A Holder” for all purposes of the Agreement.
☐	In accordance with Section 7.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Series A Holder” for all purposes of the Agreement.

1.2       Agreement. Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3       Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER: _____________________________	ACCEPTED AND AGREED:

By: ___________________________________	PATRIOT SCIENTIFIC CORPORATION

Address: ______________________________	By: ___________________________

Facsimile: _____________________________	Title: _________________________

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